Exhibit 2.1

Executing Copy

AGREEMENT AND PLAN OF MERGER

AMONG

FIF III LIBERTY HOLDINGS LLC,

FIF III LIBERTY ACQUISITION, LLC

AND

LIBERTY GROUP PUBLISHING, INC.

May 9, 2005

Table of Contents

ARTICLE 1 CERTAIN DEFINITIONS		2

1.1	Certain Definitions	2
1.2	Certain Additional Definitions	8

ARTICLE 2 THE MERGER		11

2.1	The Merger	11
2.2	The Closing	11
2.3	Effective Time	12
2.4	Effects of the Merger	12
2.5	Conversion of Securities	12
2.6	Payment of Consideration	14
2.7	Working Capital Adjustment	15
2.8	Withholding Rights	16
2.9	Transaction Expenses	16
2.10	Further Assurances	17

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		17

3.1	Authority	17
3.2	Organization	18
3.3	Company Capital Stock	18
3.4	Company Subsidiaries	19
3.5	Conflicts	20
3.6	Consents, Approvals, Etc	20
3.7	Financial Statements	21
3.8	Undisclosed Liabilities	21
3.9	Absence of Certain Changes	21
3.10	Tax Matters	23
3.11	Litigation and Governmental Orders	25
3.12	Compliance with Laws	25
3.13	Permits	26
3.14	Tangible Property	26
3.15	Intellectual Property	27
3.16	Material Contracts	28
3.17	Employee Benefit Matters	29
3.18	Labor Matters	32
3.19	Environmental Matters	33
3.20	Books and Records	34
3.21	Insurance	34
3.22	Significant Suppliers	34
3.23	Brokers	34
3.24	Capital Restructuring	35

- i -

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		35

4.1	Authority	35
4.2	Organization	35
4.3	Conflicts	36
4.4	Consents, Approvals, Etc	36
4.5	Litigation and Governmental Orders	36
4.6	Financing	37
4.7	Due Diligence Investigation	37
4.8	Brokers	37
4.9	No Prior Activities	37

ARTICLE 5 COVENANTS OF THE PARTIES		38

5.1	Conduct of Business	38
5.2	Conduct of Parent and Merger Sub Prior to the Effective Time	40
5.3	Efforts; Consents; Regulatory and Other Authorizations	40
5.4	Financing	41
5.5	Further Action	42
5.6	No Other Negotiations	42
5.7	Access to Information; Confidentiality Agreement	43
5.8	Termination of Investor Agreements	43
5.9	Indemnification; Directors’ and Officers’ Insurance	43
5.10	Employee Benefit Matters	44
5.11	Code Section 338 Election	45
5.12	Transfer Taxes	45
5.13	Intellectual Property	46
5.14	Stockholder Approval	46

ARTICLE 6 CONDITIONS TO CLOSING		46

6.1	Conditions to Obligations of the Company	46
6.2	Conditions to Obligations of Parent and Merger Sub	47

ARTICLE 7 TERMINATION OF AGREEMENT		48

7.1	Termination	48
7.2	Effect of Termination	48

ARTICLE 8 MISCELLANEOUS		49

8.1	No Survival of Representations, Warranties and Covenants	49
8.2	Expenses	49
8.3	Costs and Attorneys’ Fees	49
8.4	Notices	49
8.5	Public Announcements	50
8.6	Interpretation; Rules of Construction	51

- ii -

8.7	Severability	51
8.8	Entire Agreement	51
8.9	Assignment	51
8.10	No Third Party Beneficiaries	52
8.11	Waivers and Amendments	52
8.12	Equitable Remedies	52
8.13	Governing Law; Consent to Jurisdiction	53
8.14	Waiver of Jury Trial	53
8.15	Exclusivity of Representations and Warranties	53
8.16	Counterparts	54

- iii -

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 9, 2005 (the “Agreement Date”), by and among FIF III Liberty Holdings LLC, a Delaware limited liability company (“Parent”), FIF III Liberty Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), and Liberty Group Publishing, Inc., a Delaware corporation (the “Company”).

RECITALS

The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement.

The Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is advisable and in the best interests of their respective companies and stockholders, have approved this Agreement and, accordingly, have agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.

Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

As a condition and inducement to Parent’s willingness to enter into this Agreement and incurring the obligations set forth herein, (i) (a) Leonard Green & Partners, L.P. (“Green Equity”) has entered into an amendment, as of the date hereof and effective on the Closing Date, to the Management Services Agreement, dated as of April 18, 2000, by and between the Company and Green Equity (as amended, the “Management Agreement”), and (b) the Green Equity Affiliates have entered into a support agreement, of even date herewith, agreeing to approve the Merger, this Agreement and the transactions contemplated hereby (the “Green Equity Support Agreement”), and (ii) each holder (other than the Green Equity Affiliates) of Company Common Stock and Series B Junior Preferred Stock has entered into a master support agreement, of even date herewith, agreeing to approve the Merger, this Agreement and the transactions contemplated hereby (the “Master Support Agreement” and, together with the Green Equity Support Agreement, the “Support Agreements”).

As an additional condition and inducement to Parent’s willingness to enter into this Agreement and incurring the obligations set forth herein, (i) each of Scott T. Champion and Randall W. Cope has entered into an employment agreement with the Company and Operating, in each case, as of the date hereof and effective on the Closing Date (collectively, the “Employment Agreements”) and (ii) Kenneth L. Serota has entered into a separation, release and consulting agreement, prior to the date hereof (the “Separation Agreement”), pursuant to which Kenneth L. Serota has agreed with the Company and Operating to terminate his employment as of the Closing Date.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties to this Agreement hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation as to which written notice has been provided to the applicable party.

“Affiliate” means, with respect to any specified Person, any other Person that, either directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

“Business” means the business and operations of the Company and the Company Subsidiaries, as conducted as of the Agreement Date by the Company and the Company Subsidiaries.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended to date.

“Certificate of Merger” means a certificate of merger, in such appropriate form as determined by the parties and in conformity with the requirements of the DGCL.

“Charter Documents” means the articles or certificate of incorporation, memorandum of association and by-laws, constitution, operating agreement, partnership agreement or other organizational document of any Person other than an individual, each as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the outstanding shares of Company Common Stock and Company Preferred Stock, including all shares that are issuable upon the exercise of any outstanding options (whether or not such rights are vested or exercisable as of the Effective Time).

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Employee” means each employee of the Company or any Company Subsidiary.

“Company Preferred Stock” means the Series B-1 Senior Preferred Stock and Series B Junior Preferred Stock.

“Company Shares” means the issued and outstanding Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means the record holders of issued and outstanding shares of Company Common Stock or Company Preferred Stock.

“Confidentiality Agreement” means the amended and restated confidentiality agreement between Fortress Investment Fund III LLC and Bear, Stearns & Co. Inc., for itself and on behalf of the Company, dated as of April 14, 2005.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, binding commitment or other arrangement.

“Credit Facility” means that certain Credit Agreement, dated as of February 28, 2005, among Operating, as borrower, the Company, as a guarantor, the lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, as amended to date.

“Credit Facility Amount” means the sum of (i) the aggregate principal amount, accrued but unpaid interest, fees and charges owing with respect to the Credit Facility as of the close of business one day prior to the Closing Date and (ii) any breakage cost loss associated with the payment of the Credit Facility Repayment Amount to the Repaid Lenders.

“Credit Facility Repayment Amount” means all amounts owing to the Repaid Lenders under the Credit Facility as of the Effective Time, including the aggregate principal amount, accrued but unpaid interest and any fees or charges payable to the Repaid Lenders associated with the repayment on the Closing Date of the loans extended by the Repaid Lenders under the Credit Facility.

“DGCL” means the Delaware General Corporation Law.

“Encumbrance” means any security interest, pledge, mortgage, deed of trust, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), defect of title, encroachment or other encumbrance of any kind or character.

“Environmental Law” means any applicable Law, permit, or license in effect as of the Agreement Date relating to pollution, the protection of the environment and natural resources, human health and safety or the Release of any Hazardous Substance into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended to date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, whether federal, state, county, local or foreign.

“Governmental Order” means any order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Hazardous Substance” means petroleum, petroleum by-products, polychlorinated biphenyls, friable asbestos, mold, fungi, bacteria, toxic growth or urea formaldehyde, and any other chemicals, materials, substances or wastes which in each case require, as of the Agreement Date or the Closing Date, removal, remediation or reporting pursuant to any Environmental Law or are listed, defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” “hazardous air pollutants,” “pollutants,” or “contaminants” under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, any amount owed for (i) borrowed money or the deferred purchase price of property or services (excluding ordinary operating leases or any liabilities arising in connection with Company Benefit Plans), (ii) capitalized lease or sale-leaseback obligations, (iii) obligations under interest rate agreements and currency agreements (iv) any other obligations that are evidenced by a note, bond, debenture or similar instrument, (v) all obligations under conditional sale or other title retention agreements relating to property purchased, (vi) all liabilities secured by any Encumbrance on any property (other than ordinary operating leases), and (vii) any guarantee or assumption of any of the foregoing in clauses (i) through (vi) above or guaranty of minimum equity or capital or any make-whole or similar obligation or any other guarantee of indebtedness of a third party; provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include any intercompany indebtedness, or any accounts payable incurred in the ordinary course of business

“Intellectual Property” means (i) all inventions, business methods, processes, designs, techniques, technology, all improvements thereto, and all patents, patent applications, and patent disclosures, (ii) all trademarks, service marks, trade dress, logos, brand names, trade names, mastheads, slogans, domain names, corporate names, or other source indicators, and all applications, registrations, and renewals in any jurisdiction pertaining to the foregoing and all goodwill associated therewith, (iii) all copyrightable works, all copyrights and works of authorship in any media, including all computer programs, compilations, databases, software, website content, graphics, designs, artwork, photographs, drawings, advertising, marketing or promotional materials, textual work, publications, journals, periodicals, and all applications, registrations and renewals in connection therewith and (iv) all trade secrets, know how and confidential, proprietary or non-public information, documents, proprietary advertiser, customer, user or subscriber lists, and all materials or tangible media embodying or incorporating the foregoing.

“Investor Agreements” means the Contracts listed on Schedule 1.1(a).

“Knowledge of the Company” or “known to the Company” and any other phrases of similar import means, with respect to any matter in question relating to the Company, if (i) Kenneth L. Serota, the Company’s President, Chief Executive Officer and Chairman of the Board of Directors, (ii) Daniel D. Lewis, the Company’s Chief Financial Officer, (iii) Scott T. Champion, the Company’s Executive Vice President and Chief Operating Officer, (iv) Randall W. Cope, the Company’s Executive Vice President - Missouri, Kansas, Arkansas and Louisiana, (v) Gene A. Hall, the Company’s Senior Vice President - Midwestern Region or (vi) Kelly Luvison, the Company’s Senior Vice President – Northeast Region, have actual knowledge of such matter.

“Law” means any federal, state, county, local or foreign statute, law, ordinance, regulation, rule, code, order or rule of common law.

“Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals and guaranties with respect thereto, pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

“Loss” means any liability, obligation of any kind or nature (whether accrued or fixed, or absolute or contingent), loss, damage, claim, cost or expense, including reasonable attorneys’ fees and expenses and disbursements.

“Material Adverse Change” or “Material Adverse Effect” means any change or effect that is materially adverse to the operations, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or that materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement, except for any such changes or effects resulting, directly or indirectly, from (i) the public announcement of, or performance of the transactions contemplated by or pursuant to, this Agreement (including any action or inaction by the Company’s customers, suppliers, employees or competitors); (ii) changes in GAAP; (iii) changes in the industries in which the Company and the Company Subsidiaries operate and not specifically related to the Company or the Company Subsidiaries, except for such changes which disproportionately and materially adversely affect the Company’s business taken as a whole; or (iv) changes in general economic conditions or the financial or securities markets generally.

“Non-Competition Agreements” means the Contracts listed on Schedule 1.1(b).

“Non-Competition Outstanding Amount” means the aggregate amount payable by the Company or any Company Subsidiary pursuant to the terms of the Non-Competition Agreements as of the Closing Date through the term thereof.

“Operating” means Liberty Group Operating, Inc., a wholly-owned Company Subsidiary.

“Permit” means any license or permit with any Governmental Authority required by applicable Law for the operation of the Business as conducted by the Company as of the Agreement Date.

“Permitted Encumbrances” means (i) all statutory or other liens for Taxes which are not yet due and payable or delinquent or Taxes the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained on the Balance Sheet in accordance with GAAP; (ii) all cashiers’, landlords’, workmens’, repairmens’, warehousemens’ and carriers’ liens and other similar liens imposed by Law, incurred in the ordinary course of business; (iii) all Laws and Governmental Orders; (iv) all Leases; (v) Encumbrances identified on title policies or preliminary title reports, but solely to the extent copies of the same were actually delivered to Parent, (vi) except as provided for in clause (v), documents or writings included in the public records which would not materially detract from the value of, materially interfere with, or otherwise materially adversely affect the present use and enjoyment of the applicable property subject thereto or affected thereby; (vi) Encumbrances securing the Credit Facility and (vii) all other liens and mortgages, covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which do not materially detract from the value of, materially interfere with, or otherwise materially adversely affect the present use and enjoyment of the asset or property subject thereto or affected thereby.

“Person” means any individual, corporation (including any not-for-profit corporation), partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity, Governmental Authority, or any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Related Agreements” means the Support Agreements, the Employment Agreements and the Separation Agreement, in each case if the applicable party is a party to such agreement.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

“Repaid Lenders” means the lenders under the Credit Facility who do not agree to maintain their loans and commitments under the Credit Facility after the Closing Date and in accordance with the financing contemplated by the Bank Commitment Letter or any Substitute Financing.

“SEC” means the United States Securities and Exchange Commission.

“Selected Representations and Warranties” means the representations and warranties of the Company contained in Section 3.1 (Authority); Section 3.2 (Organization); Section 3.3 (Company Capital Stock); Section 3.4 (Company Subsidiaries); Section 3.7 (Financial Statements); and Section 3.10 (Tax Matters).

“Senior Debentures” means the Company’s 11 5/8% Senior Debentures due 2013.

“Series B-1 Senior Conversion Amount” means, in respect of each share of Series B-1 Senior Preferred Stock outstanding, $1,000 plus accumulated and unpaid dividends to the Closing Date.

“Series B-1 Senior Preferred Stock” means the Company’s Series B-1 14 3/4% Senior Redeemable Cumulative Preferred Stock, par value $0.01 per share.

“Series B Junior Conversion Amount” means, in respect of each share of Series B Junior Preferred Stock outstanding, (I) $530,000,000 (A) less the Credit Facility Amount, (B) less the Senior Debenture Redemption Amount, (C) less (without duplication) any Indebtedness incurred by the Company or any Company Subsidiary pursuant to Section 5.1(b)(x) (other than under the Credit Facility or pursuant to the terms of the Senior Debentures), (D) less the Non-Competition Outstanding Amount, (E) less the aggregate amount payable to the holders of Company Common Stock at the Effective Time pursuant to Section 2.5(b), (F) less the aggregate amount payable to the holders of the Series B-1 Senior Preferred Stock at the Effective Time pursuant to Section 2.5(c), (G) less the Aggregate Option Purchase Price and (H) less (without duplication) the Transaction Expenses of the Company, divided by (II) the aggregate number of shares of Series B Junior Preferred Stock outstanding.

“Series B Junior Preferred Stock” means the Company’s Series B 10% Junior Redeemable Cumulative Preferred Stock, par value $0.01 per share.

“Specified Current Assets” means (i) cash and cash equivalents, plus (ii) total accounts receivable (net of reserves), plus (iii) total inventory, plus (iv) other current assets (excluding the current portion of any deferred tax assets), plus (v) total prepaid expenses.

“Specified Current Liabilities” means (i) total accounts payable (excluding any Transaction Expenses), plus (ii) total clearing accounts (excluding any Transaction Expenses), plus (iii) accrued liabilities (excluding any Taxes resulting from an election under Code Section 338 made in connection with the acquisition of Company Shares pursuant to the Merger, any Transaction Expenses and any accrued interest), plus (iv) unearned revenue.

“Subsidiary” means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities, or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors, or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation, income, gross receipts, custom duties, profits, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, alternative or add-on minimum, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes, and shall include any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, by contract, or otherwise.

“Tax Return” means any report, return (including any information return), claim for refund, election, statement, estimated Tax filing or payment, request for extension, document, declaration, certification or other information or filing required to be supplied to any Governmental Authority with respect to Taxes, including attachments thereto and amendments thereof.

“Transaction Expenses” means the fees and expenses payable to third parties (including all fees and disbursements of counsel, financial advisors and accountants), and any Transfer Taxes (as determined in accordance with Section 5.12), whether or not invoiced, incurred on or before the Closing in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, Transaction Expenses of the Company shall include (i) the sale bonuses in the aggregate amount of $1,218,750 to be paid to certain management employees of the Company or Company Subsidiaries, as set forth on Schedule 3.9 of this Agreement and (ii) the aggregate amounts specified in Sections 4(b), 5(a), 5(b) and 5(e) of the Separation Agreement, $18,000 (as consideration for payments to be made by the Company under Section 5(f) of the Separation Agreement) and any other severance payments paid to, or for the benefit of, Kenneth L. Serota other than as contemplated by the Separation Agreement.

“Trustee” means State Street Bank and Trust Company.

Certain Additional Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite such term below:

Term	Section

Accounting Referee	2.7(b)
Aggregate Option Purchase Price	2.5(f)
Agreement	Preamble
Agreement Date	Preamble
Balance Sheet	3.7(b)
Balance Sheet Date	3.7(b)
Bank Commitment Letter	4.6
Closing	2.2
Closing Date	2.2
Closing Statement	2.7(a)
Closing Working Capital	2.7(a)
COBRA	3.17(i)

Term	Section

Company	Preamble
Company Benefit Plan	3.17(a)
Company Closing Certificate	6.1
Company Common Stock Conversion Amount	2.5(b)
Company Disclosure Schedule	3
Company Financial Statements	3.7(b)
Company Indemnified Parties	5.9
Company Material Agreements	3.12
Company Options	2.5(f)(i)
Company SEC Documents	3.7(a)
Company Stock Option Plan	2.5(f)(i)
Company Subsidiary	3.4(a)
Company Subsidiary Shares	3.4(a)
Competing Transaction	5.6
Covenant	3.14(f)
Effective Time	2.3
Employment Agreements	Recitals
Environmental Permits	3.19
Equity Commitment Letter	4.6
ERISA Affiliate	3.17(b)
Final Working Capital	2.7(e)
Financing Commitments	4.6
Green Equity	Recitals
Green Equity Affiliates	2.7(e)
Green Equity Support Agreement	Recitals
Leased Real Property	3.14(b)
Management Agreement	Recitals
Management Loans	5.10(d)
Master Support Agreement	Recitals
Material Contract	3.16(a)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	3.17(b)
Net Working Capital	2.7(a)
Offering Materials	5.4(b)
Option Purchase Price	2.5(f)(i)
Optionholder	2.5(f)(i)
Owned Real Property	3.14(a)
Parent	Preamble

Term	Section

PIK	5.1(b)(ii)
Real Property	3.9(c)
Securities Act	3.3(d)
Senior Debenture Repayment Amount	2.2(b)
Separation Agreement	Recitals
Significant Supplier	3.22
Substitute Financing	5.4
Support Agreements	Recitals
Surviving Corporation	2.1
Target Working Capital	2.7(a)
Transfer Taxes	5.12
WARN	3.18(e)

ARTICLE 2

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate limited liability company existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation pursuant to the terms of this Agreement and the Certificate of Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

2.2 The Closing.

(a) The closing of the transactions to consummate the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York, at 10:00 a.m. on the third Business Day after the satisfaction or waiver of each of the conditions set forth in Article 6, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

(b) As of the Effective Time, (i) the Company shall, and shall cause Operating to, amend and restate the Credit Facility as contemplated by the Bank Commitment Letter (or amend and restate or terminate the Credit Facility, as may be required by any Substitute Financing), (ii) the Company shall irrevocably call the Senior Debentures for redemption in accordance with the terms thereof, such redemption to occur no later than 9:00 a.m. on the first Business Day after the Closing Date, including the aggregate principal amount, accrued interest and any fees or charges associated therewith the (“Senior Debenture Redemption Amount”) and (iii) the Company shall pay the outstanding Transaction Expenses of the Company. The Company shall (i) immediately following the Effective Time, cause Operating to (x) pay the Credit Facility Repayment Amount to the Repaid Lenders and (y) pay a dividend or extend a loan to the Company, in each case, with the proceeds from the Credit Facility, as amended and restated as of the Closing (or any Substitute Financing), in an amount sufficient to pay the portion of the outstanding Transaction Expenses of the Company, the Aggregate Option Purchase Price and the Senior Debenture Redemption Amount that is not being paid with the proceeds from the equity investment in Parent contemplated by the Equity Commitment Letter or with such other funds as may otherwise be available to Parent and (ii) no later than 9:00 a.m. on the first Business Day after the Closing Date, pay the Senior Debenture Redemption Amount to the holders of the Senior Debentures by wire transfer of immediately available funds to an account designated by each holder not less than two Business Days prior to the Closing Date (or by certified mail or delivery if an account is not designated by such holder).

(c) As of the Effective Time, the Company shall take any and all actions reasonably required by Parent to amend and restate the Credit Facility in accordance with the Bank Commitment Letter (or refinance or repay the Credit Facility, in accordance with any Substitute Financing) including without limitation (i) providing Parent such information, assistance and cooperation as Parent may reasonably request in connection with such amendment and restatement (or refinancing or repayment) and (ii) delivering, or causing to be delivered by the lenders under the Credit Facility such payoff letters, Encumbrance releases, financing statements under the Uniform Commercial Code, certificates, instruments and affidavits as may be reasonably required by Parent in connection with such amendment and restatement (or refinancing or repayment).

2.3 Effective Time. Concurrently with the Closing, or at such later date and time as may be mutually agreed in writing by the Company and Parent, the Certificate of Merger shall be filed with the Delaware Secretary of State in accordance with the DGCL. The term “Effective Time” shall mean the later of the date and time at which the Certificate of Merger is accepted for record or the date and time established by the Certificate of Merger.

2.4 Effects of the Merger. At the Effective Time, and without any further action on the part of the Company or Merger Sub:

(a) the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time, until thereafter amended, as provided therein or pursuant to applicable Law;

(b) the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended, as provided therein or pursuant to applicable Law;

(c) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time until the earlier of their resignation or removal or otherwise ceasing to be an officer, or their respective successors are duly appointed;

(d) the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until the earlier of their resignation or removal or otherwise ceasing to be a director, or their respective successors are duly elected; and

(e) the Merger shall, from and after the Effective Time, have all of the effects provided by applicable Law.

2.5 Conversion of Securities.

(a) Conversion of Merger Sub LLC Units. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each unit of the membership interest in Merger Sub LLC issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Company Common Stock to be cancelled in accordance with Section 2.5(e)) shall be converted into and represent the right to receive $10.00 in cash (the “Company Common Stock Conversion Amount”) and without interest.

(c) Conversion of Series B-1 Senior Preferred Stock. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), each share of Series B-1 Senior Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive an amount of cash (rounded to the nearest cent), without interest, equal to the Series B-1 Senior Conversion Amount.

(d) Conversion of Series B Junior Preferred Stock. Subject to the terms of Section 2.7, at the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), each share of Series B Junior Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive an amount of cash (rounded to the nearest cent), without interest, equal to the Series B Junior Conversion Amount.

(e) Cancellation of Company-Owned Stock. Notwithstanding Sections 2.5(b)-(d), each Company Share held in the treasury of the Company, or owned by any of the Company’s wholly-owned Subsidiaries, Parent, Merger Sub or any other wholly-owned Subsidiary of Parent, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or payment therefor.

(f) Company Options.

(i) The Company shall take all actions that may be necessary so that at the Effective Time, each outstanding option (collectively, “Company Options”) to purchase shares of Company Common Stock, including all Company Options granted under the Liberty Group Publishing, Inc. 1999 Stock Option Plan, as amended (the “Company Stock Option Plan”), that is not exercised before the Effective Time shall be cancelled, and upon cancellation thereof each holder (each such holder, an “Optionholder”) of Company Options shall cease to have any rights with respect thereto, except the right to receive the Option Purchase Price (as hereinafter defined) and the Company shall take all actions that may be necessary to terminate the Company Stock Option Plan as of the Effective Time. Notwithstanding the foregoing, all outstanding and unvested Company Options shall be vested immediately prior to the Effective Time and the holders thereof shall be entitled to the amounts set forth in this Section 2.5(f) in respect of such Company Options. There shall be no Company Options outstanding after the Effective Time. No later than 9:00 a.m. on the first Business Day after the Closing Date, each Optionholder will be paid cash in consideration for the cancellation of his or her Company Options by the Surviving Corporation in an amount equal to the difference between (a) the product of (I) the Company Common Stock Conversion Amount and (II) the number of shares of Company Common Stock for which such Optionholder’s Company Options were exercisable immediately prior to their cancellation pursuant to this Section 2.5(f)(i) and (b) the aggregate exercise price of the Company Common Stock issuable upon exercise of such Company Options; provided, however, that if the per share exercise price of the Company Common Stock issuable upon exercise of any such Company Option equals or exceeds the Company Common Stock Conversion Amount, such Company Option shall be disregarded when determining the amount payable to each Optionholder. The amount of cash payable in respect of each Company Option to the

Optionholder thereof pursuant to this Section 2.5(f)(i) shall be referred as the “Option Purchase Price” and the aggregate amount of such payments shall be referred to as the “Aggregate Option Purchase Price.”

(ii) The name of each Optionholder, the aggregate number of shares of Company Common Stock issuable upon the exercise in full of such Optionholder’s Company Options and the per share and aggregate exercise price of such Optionholder’s Company Options are set forth on Schedule 3.3(b).

(g) No Further Rights. All Company Shares, when so converted and whether or not such shares are represented by stock certificates, shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the respective cash consideration provided for in this Section 2.5. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Company Shares shall be made thereafter.

2.6 Payment of Consideration.

(a) (i) At the Effective Time, Parent shall pay, or cause to be paid, to each holder of record of Company Shares (other than Company Shares to be canceled or retired pursuant to Section 2.5(e)), by wire transfer of immediately available funds to an account designated by each holder not less than two Business Days prior to the Closing Date (or by certified mail or delivery if an account is not designated by such holder), the amount of cash specified in Sections 2.5(b)-(d) (excluding any amounts to be withheld in accordance with the Support Agreements) and the Company Shares so held shall forthwith be cancelled, and (ii) no later than one Business Day after the Closing Date, the Surviving Corporation shall pay to each holder of record of Company Options as of the Closing, by certified mail or delivery or by way of a special payroll payment, the amount of cash specified in Section 2.5(f), in each case upon receipt of any documents as may reasonably be required by the Surviving Corporation; provided that each holder or agent of such holder that has possession of any stock certificates representing Company Shares (x) shall surrender such stock certificates on the Closing Date to the Surviving Corporation for cancellation, or (y) if any such stock certificate was lost, stolen or destroyed, such holder shall notify the Surviving Corporation and, upon request of the Surviving Corporation, provide an affidavit to that affect. No interest shall be paid or shall accrue on the cash payable upon the surrender of any Company Shares or the cancellation of any Company Options. If payment is to be made to a Person other than the record holder, it shall be a condition of payment that such Person requesting such payment shall pay any transfer or other Taxes required by reason of such Company Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(b) After the Effective Time, Persons who prior to the Merger held Company Shares shall look only to the Surviving Corporation or Parent (subject to the terms of this Agreement and abandoned property, escheat and other similar Laws) with respect to any consideration that may be payable pursuant to this Article 2, without interest.

2.7 Working Capital Adjustment.

(a) As promptly as practicable, but no later than 60 days after the Closing Date, Parent shall cause to be prepared and delivered to Green Equity (i) the Closing Statement (as defined below) and (ii) a certificate based on such Closing Statement setting forth Parent’s calculation of Closing Working Capital. The closing statement (the “Closing Statement”) shall present the Net Working Capital as of the end of business on the Business Day immediately preceding the Closing Date (“Closing Working Capital”). “Net Working Capital” means Specified Current Assets minus Specified Current Liabilities, in each case as determined in accordance with GAAP. For the avoidance of doubt, the calculation of Closing Working Capital shall exclude the effects of purchase accounting in connection with the consummation of the transactions contemplated hereby. In addition, for the avoidance of doubt, the calculation of Net Working Capital as of March 31, 2005 is set forth on Exhibit A attached hereto. The preparation of the Closing Statement shall be for the sole purpose of determining the positive or negative difference between the Closing Working Capital and $9,000,000 (“Target Working Capital”).

(b) If Green Equity disagrees with Parent’s calculation of Closing Working Capital delivered pursuant to Section 2.7(a), Green Equity may, within 45 days after delivery of the Closing Statement, deliver a notice to Parent disagreeing with all or any portion of such calculation and setting forth Green Equity’s calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Green Equity disagrees, and Green Equity shall be deemed to have agreed to all other items and amounts contained in the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 2.7(a).

(c) If a notice of disagreement shall be duly delivered pursuant to Section 2.7(b), Green Equity and Parent shall, during the 30 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital. If during such period, Green Equity and Parent are unable to reach such agreement, they shall promptly thereafter cause Grant Thornton LLP (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). Parent and Green Equity shall each be entitled to present one written statement of position with respect to the matters in dispute within twenty (20) days of the engagement of the Accounting Referee (with copies to be provided to the other party) and, no later than the 20th day following receipt thereof, one rebuttal statement with respect to the statement of position delivered by the other party; provided, that neither Green Equity nor Parent shall be allowed to present additional adjustments or introduce new matters to the Accounting Referee that were not included in the original Closing Statement (in the case of Parent) or the notice of disagreement delivered pursuant to Section 2.7(b) (in the case of Green Equity). In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Statement and Parent’s calculation of Closing Working Capital as to which Green Equity has disagreed. The Accounting Referee shall deliver to Green Equity and Parent, as promptly as practicable (but in any case no later than 15 days from the date it receives the last rebuttal statement), a report setting forth such calculation. Such report shall be final and binding upon Green Equity and Parent. The cost of such review and report shall be borne equally by Green Equity, on the one hand, and Parent, on the other hand.

(d) Green Equity, Parent and the Company shall, and shall cause their respective Representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital and in the conduct of the review (including any review by the Accounting Referee) referred to in this Section 2.7, including by making available, to the extent necessary, books, records, work papers and personnel.

(e) If Final Working Capital exceeds Target Working Capital by more than 10%, the Company (on behalf of Parent, with funds provided by Parent) shall pay to Green Equity Investors II, L.P. and Green Equity Investors III, L.P. (together, the “Green Equity Affiliates”), on a pro rata basis in accordance with their respective ownership of the Series B Junior Preferred Stock in the manner as provided in Section 2.7(f), the amount of such excess and, if Target Working Capital exceeds Final Working Capital by more than 10% of the Target Working Capital, the Green Equity Affiliates shall pay to Parent, as an adjustment to the merger consideration payable to the holders of the Series B Junior Preferred Stock (on a pro rata basis in accordance with their respective ownership of the Series B Junior Preferred Stock) and in the manner as provided in Section 2.7(f), the amount of such excess. “Final Working Capital” means Closing Working Capital (i) as shown in Parent’s calculation delivered pursuant to Section 2.7(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.7(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Green Equity and Parent pursuant to Section 2.7(c) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.7(c); provided, however, that in no event shall Final Working Capital be more than Parent’s calculation of Closing Working Capital delivered pursuant to Section 2.7(a) or less than Green Equity’s calculation of Closing Working Capital delivered pursuant to Section 2.7(b). For the avoidance of doubt, any and all payments under this Section 2.7(e) shall be treated as an adjustment to the purchase price for Tax purposes.

(f) Any payment pursuant to Section 2.7(e) shall be made at a mutually convenient time and place within five Business Days after Final Working Capital has been determined by wire transfer by the Company or the Green Equity Affiliates, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party.

2.8 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares and any Optionholder such amounts as it is required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares or the Optionholder in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

2.9 Transaction Expenses. No later than two Business Days prior to the Closing Date, the Company shall deliver to Parent an estimate, in good faith, of its Transaction Expenses.

2.10 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement by the Company, the Company is delivering to Parent and Merger Sub a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedule”). To the extent reasonably apparent, any exception or qualification set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of the Company contained in this Agreement.

Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Related Agreements. The execution and delivery of this Agreement and the Related Agreements by the Company, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated by this Agreement and the Related Agreements, have been duly authorized by the Board of Directors of the Company and, with respect to this Agreement and the transactions contemplated hereunder, the Company Stockholders entitled to vote thereon in accordance with Section 251 of the DGCL and other applicable Law, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement and the Related Agreements by the Company, the performance by the Company of its obligations hereunder and thereunder or the consummation by the Company of the transactions contemplated by this Agreement and the Related Agreements. This Agreement and each Related Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties to this Agreement and each Related Agreement, this Agreement and each Related Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.2 Organization. The Company is a corporation duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on the Business in all material respects as currently conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Charter Documents of the Company, each as amended and in effect as of the Agreement Date, have been made available to Parent.

3.3 Company Capital Stock.

(a) The authorized capital stock of the Company consists solely of (a) 2,655,000 shares of Company Common Stock and (b) 21,250,000 shares of Company Preferred Stock, of which (i) 500,000 shares are designated as Series B-1 Senior Preferred Stock and (ii) 250,000 shares are designated as Series B Junior Preferred Stock. As of the Agreement Date, (i) a total of 2,185,177 shares of Company Common Stock are issued and 2,158,833 shares of Company Common Stock are outstanding, and (ii) 114,277 shares of Series B-1 Senior Preferred Stock and 133,694 shares of Series B Junior Preferred Stock are issued and outstanding. All such issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the Charter Documents of the Company or any agreement to which the Company is a party or by which it is bound, and have been issued in material compliance with applicable Laws. Except as set forth on Schedule 3.3(a), none of the shares of Company Capital Stock are represented by stock certificates. Schedule 3.3(a) sets forth, as of the Agreement Date, the name of each Company Stockholder and the number of Company Shares held of record by each such Company Stockholder. Except as disclosed on Schedule 3.3(a), there is no liability for accumulated and unpaid dividends by the Company.

(b) The Company has reserved an aggregate of 77,480 shares of Company Common Stock for issuance pursuant to the Company Stock Option Plan (including shares subject to outstanding Company Options). A total of 24,675 shares of Company Common Stock are subject to outstanding Company Options as of the Agreement Date. There are no Company Options that are exercisable for Company Capital Stock other than Company Common Stock. Schedule 3.3(b) sets forth, for each Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii) the number of shares covered by such Company Option, (iv) the vesting schedule, if any, for such Company Option, (v) the extent such Company Option is vested as of the Agreement Date and (vi) whether the exercisability of such Company Option shall be accelerated in any manner by any of the transactions contemplated by this Agreement. True and correct copies of the Company Stock Option Plan and the standard agreements relating to the Company Options granted under the Company Stock Option Plan have been made available to Parent. Except as to the exercise price and vesting schedule of the Company Options, the terms of the agreements relating to Company’s issuance of Company Options are consistent in all material respects with the terms of such standard agreements. All outstanding Company Options have been issued and granted in compliance with all material requirements of applicable Laws.

(c) Except as set forth in Section 3.3(b) or on Schedule 3.3(c), as of the Agreement Date, there are no outstanding options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments relating to the Company Capital Stock to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Capital Stock.

(d) Except as set forth on Schedule 3.3(d), in the Investor Agreements or in the Support Agreements, as of the Agreement Date, there are (i) no rights, agreements, arrangements or commitments relating to the Company Capital Stock to which the Company is a party, or by which it is bound, obligating the Company to repurchase, redeem or otherwise acquire any issued and outstanding shares of Company Capital Stock; (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company is a party, or by which it is bound, with respect to the governance of the Company or the voting or transfer of any shares of Company Capital Stock. The Company is not under any obligation to register under the Securities Act of 1933, as amended, any of its presently outstanding Company Shares or other securities that may be subsequently issued, except as set forth in certain of the Investor Agreements.

3.4 Company Subsidiaries.

(a) Schedule 3.4(a) sets forth (i) the legal name and jurisdiction of organization of each Company Subsidiary as of the Agreement Date (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”); (ii) the authorized capital stock of each Company Subsidiary; (iii) the number and designation of all issued and outstanding shares of capital stock of each Company Subsidiary (collectively, the “Company Subsidiary Shares”) and (iv) the current ownership of all outstanding Company Subsidiary Shares by the Company. Except as set forth on Schedule 3.4(a), the Company does not have any Subsidiaries or own any capital stock or other ownership interest, whether direct or indirect, in any Person.

(b) Each of the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and has the requisite corporate power and authority to own, operate or lease the respective properties and assets now owned, operated or leased by it, and to carry on its respective business in all material respects as currently conducted by such Company Subsidiary. Each of the Company Subsidiaries is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Charter Documents of each Company Subsidiary, each as amended and in effect as of the Agreement Date, have been made available to Parent.

(c) All of the issued and outstanding Company Subsidiary Shares have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the respective Charter

Documents of the Company Subsidiary issuing such Company Subsidiary Shares, or any agreement to which such Company Subsidiary is a party or by which it is bound, and have been issued in material compliance with applicable Laws. As of the Agreement Date, there are no outstanding options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of any Company Subsidiary to which the Company or any Company Subsidiary is a party, or by which any of them are bound, obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of any Company Subsidiary. As of the Agreement Date, there are (i) no rights, agreements, arrangements or commitments relating to the capital stock of any Company Subsidiary to which the Company or any Company Subsidiary is a party, or by which any of them is bound, obligating the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any issued and outstanding Company Subsidiary Shares; (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Company Subsidiary and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company or any Company Subsidiary is a party, or by which any of them is bound, with respect to the governance of any Company Subsidiary or the voting or transfer of any Company Subsidiary Shares.

3.5 Conflicts. Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 3.6 have been obtained or made, the execution and delivery of this Agreement and the Related Agreements by the Company, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated by this Agreement and each Related Agreement, does not (i) conflict with or result in a violation of the Charter Documents of the Company or any Company Subsidiary; (ii) conflict with or result in a violation of any Governmental Order or Law applicable to the Company or any Company Subsidiary or their respective assets or properties or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party, or by which any of the assets or properties of the Company or any Company Subsidiary is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 3.5, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.6 Consents, Approvals, Etc. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement and the Related Agreements by the Company, the performance by the Company of its obligations hereunder and thereunder, or the consummation by the Company of the transactions contemplated by this Agreement and the Related Agreements, except (i) the filing of the Certificate of Merger pursuant to the DGCL; (ii) applicable requirements, if any, under the DGCL, the HSR Act and other federal or state securities or “blue sky” Laws, (iii) any such consent, approval, authorization, order, permit, declaration, filing, registration or notification which is not material to the Company and the Company Subsidiaries, taken as a whole, and (iv) as set forth on Schedule 3.6.

3.7 Financial Statements.

(a) Since January 1, 2002, the Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed pursuant to Section 13 under the Exchange Act (any such documents filed since January 1, 2002 and prior to the Closing Date collectively, including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). The Company SEC Documents, including any financial statements or schedules included therein, at the time filed, (i) complied in all material respects with the applicable requirements of the Exchange Act and (ii) did not at the time filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The Company has made available to Parent its audited consolidated balance sheet as of December 31, 2004 (the “Balance Sheet Date”), its audited consolidated balance sheets as of December 31, 2003 and 2002, its unaudited consolidated balance sheet as of March 31, 2005, and audited consolidated statements of operations, statements of cash flows and statements of stockholders’ deficit for the fiscal years ended December 31, 2004, 2003 and 2002, (all such financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). Except as set forth therein, the Company Financial Statements: (i) are derived from and are in accordance with the books and records of the Company; (ii) fairly present in all material respects the financial condition of the Company and the Company’s Subsidiaries at the dates therein indicated and the results of operations for the periods therein specified; and (iii) have been prepared in accordance with GAAP applied on a basis consistent with prior periods.

3.8 Undisclosed Liabilities; Indebtedness. Neither the Company nor any Company Subsidiary has any Indebtedness, material liability or material obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for those (i) reserved against or disclosed in the Company Financial Statements; (ii) incurred in the ordinary course of the Company Business since the Balance Sheet Date, or (iii) those incurred in connection with the transactions contemplated by this Agreement. As of the close of business on April 29, 2005, the principal amount outstanding under the Credit Facility and the Senior Debentures is $282,000,000 and $86,746,906, respectively. No fees or other charges are payable as a result of the voluntary prepayment of any amounts due under the Credit Facility, except for breakage cost loss. The Company’s 11  5/8% Senior Debentures due 2009 held by affiliates of Green Equity were previously exchanged for a portion of the Senior Debentures, while the remaining portion of 11  5/8% Senior Debentures due 2009 were previously redeemed by the Company and repaid in full.

3.9 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Schedule 3.9, since the Balance Sheet Date to the Agreement Date, the Company and each Company Subsidiary has operated their businesses in the ordinary course and there has not been any:

(a) declaration, setting aside or payment of any dividend, or other distribution or capital return in respect of any shares of Company Capital Stock, grant of any registration rights in respect of any shares of Company Capital Stock, or any redemption, repurchase or other acquisition by the Company or any Company Subsidiary of any shares of Company Capital Stock or any Company Options;

(b) sale, assignment, transfer, lease, license or other disposition, or agreement to sell, assign, transfer, lease, license or otherwise dispose of, any material intangible property or material tangible real property or personal property of the Company or any Company Subsidiary, except in the ordinary course of business;

(c) acquisition (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) by the Company or any Company Subsidiary of any corporation, partnership or other business organization, or any division thereof, with an aggregate fair market value, in any individual case, in excess of $250,000;

(d) incurrence, creation or assumption of (i) any Encumbrance, except in the ordinary course of business, on any of its assets or properties (whether tangible or intangible) of the Company or any Company Subsidiary, other than (A) Permitted Encumbrances; (B) Encumbrances that will be released at or prior to the Closing; (C) Encumbrances on assets or properties having an aggregate value not in excess of $250,000 and (D) Encumbrances relating to any acquisitions permitted by Section 3.9, or (ii) any obligation or liability or any indebtedness for borrowed money that is not reflected on the Company’s audited balance sheet as of December 31, 2004 (the “Balance Sheet”), other than those incurred after the Balance Sheet Date in the ordinary course of business not exceeding $250,000 in the aggregate;

(e) material change in (i) any method of accounting or accounting practice used by the Company or any Company Subsidiary, other than such changes as are required by GAAP, (ii) any material Tax election of the Company or any Company Subsidiary, including making or revoking any such election or (iii) any method of Tax accounting used by the Company or any Company Subsidiary, other than such changes as are required by Law;

(f) issuance or sale of any additional shares of Company Capital Stock, or any capital stock of or other equity interests in any Company Subsidiary, or securities convertible into or exchangeable for shares of Company Capital Stock or any capital stock of or other equity interests in any Company Subsidiary, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of Company Capital Stock or any capital stock of or other equity interests in any Company Subsidiary;

(g) entry into employment, severance, retention, change of control or similar agreement (which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty) with any officers, directors, managers, employees or agents of the Company or any Company Subsidiary (except for any such agreement which is not material to the Company or any Company Subsidiary and which was entered into with an employee or agent who is not an officer, director or regional manager of the Company or a Company Subsidiary) or adoption of any Company Benefit Plan;

(h) increase or material change in the compensation payable or to become payable to any of its officers, directors, managers, employees or agents, or in any bonus, pension,

severance, retention, change of control, insurance or other benefit payment or arrangement (including awards, option grants or appreciation rights) made to or with any of such officers, directors, managers, employees or agents, other than customary salary increases in the ordinary course of business consistent in all material respects with past practice or to the extent that the Company or any Company Subsidiary is contractually obligated to do so or required to do so by applicable Law;

(i) material damage to, or destruction or loss of, any of the material assets or properties of the Company and the Company Subsidiaries, taken as a whole or, material and adverse effect from the disclosure of confidential or proprietary information, including advertiser, customer, user or subscriber lists to third parties, of the Company and the Company Subsidiaries, taken as a whole;

(j) event or condition that has had a Material Adverse Effect on the Company;

(k) material change to the Company’s operations or policies with respect to cash management, including without limitation with respect to the timing of collections or payments, except for changes in the ordinary course of business consistent in all material respects with past practice; or

(l) agreement, other than this Agreement, to take any actions specified in this Section 3.9.

3.10 Tax Matters.

(a) Each of the Company and the Company Subsidiaries has timely filed all material Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and except as set forth on Schedule 3.10(a), all such Tax Returns are complete and accurate in all material respects. Each of the Company and the Company Subsidiaries has paid all material Taxes due and payable (whether or not shown on any Tax Return), or has established an adequate reserve therefore in accordance with GAAP on the Balance Sheet. Except as set forth on Schedule 3.10(a), neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any such material Tax Return.

(b) Except as set forth on Schedule 3.10(b), there currently are no audits, claims, examinations, deficiency or refund litigations, judicial proceedings, or other administrative proceedings currently pending or in progress or threatened in writing or, to the Knowledge of the Company, otherwise threatened with respect to any material Taxes of the Company or any of the Company Subsidiaries and no Governmental Authority has given written notice or, to the Knowledge of the Company, any other notice, of the commencement of (or its intent to commence) any audit, claim, examination or deficiency litigation with respect to any material Taxes. Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or otherwise taken or failed to take any action that would have the effect of extending the applicable statute of limitations or waiving any statute of limitations in respect of any Tax liabilities of the Company or any of the Company Subsidiaries. No Governmental Authority has claimed that the Company or any of the Company Subsidiaries is or may be subject to taxation in a jurisdiction where the Company or Company Subsidiary does not file Tax Returns, nor to the Company’s Knowledge is any such claim threatened.

(c) No material Encumbrances for Taxes exist with respect to any property or assets of Company or any of the Company Subsidiaries, except liens for current Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained on the Balance Sheet in accordance with GAAP.

(d) All material Taxes required to be withheld, collected, remitted or deposited by or with respect to the Company and each of the Company Subsidiaries have been timely withheld, collected, remitted or deposited as the case may be, and to the extent required by applicable Law, have been paid to the proper Governmental Authority and each of the Company and the Company Subsidiaries is in compliance with respect to all material Tax withholding information and reporting requirements of the Code.

(e) Neither the Company nor any of the Company Subsidiaries is responsible for the material Taxes of any other Person (other than the Company or one of the Company Subsidiaries). Neither the Company nor any of the Company Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement.

(f) Since May 3, 2000, neither the Company nor any of the Company Subsidiaries has been a party to any distribution in which the parties to such distribution treated the distribution as one to which Code Section 355 applies.

(g) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

(h) Except as set forth on Schedule 3.10(h), neither the Company nor any of the Company Subsidiaries is a party to any joint venture, partnership or other arrangement material to the Company and the Company Subsidiaries, taken as a whole, that is a partnership for income Tax purposes.

(i) The net operating loss carryforwards for federal income tax purposes reflected in the audit report of the Company for the year ended December 31, 2004 totaled not less than $46,600,000. Since May 3, 2000, neither the Company nor any of the Company Subsidiaries has undergone an “ownership change” within the meaning of Section 382(g) of the Code. To the Company’s Knowledge, the net operating losses shown on the federal consolidated income Tax Returns of the group for which the Company is the common parent are not subject to any limitation under Section 382 of the Code.

(j) Except as set forth on Schedule 3.10(j), since May 3, 2000, no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings with respect to Taxes have been entered into with or issued by any Governmental Authority or requested from any Governmental Authority with respect to the Company or any of the

Company Subsidiaries. Except as set forth on Schedule 3.10(j), neither the Company nor any of the Company Subsidiaries has executed or filed any power of attorney with respect to Taxes which is currently in force.

(k) Since May 3, 2000, (i) neither the Company nor any of the Company Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group for Tax purposes other than one of which the Company is the common parent, and (ii) except as set forth on Schedule 3.10(k), the Company and each Company Subsidiary has been a member of a consolidated group for federal income tax purposes of which the Company is the common parent. Neither the Company nor, to the Company’s Knowledge, any of the Company Subsidiaries has any liability for Taxes of any Person (other than another member of a group the common parent of which is the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by contract or otherwise.

(l) None of the assets, properties or rights of the Company or any of the Company Subsidiaries are “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(m) The Company and the Company Subsidiaries are, and have at all times been, in compliance with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder, and neither the Company nor any of the Company Subsidiaries has (i) at any time, engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A), or (ii) filed IRS Form 8275 or 8275-R or any predecessor or successor thereof. No IRS Form 8886 has been filed with respect to any Company or Company Subsidiary. Neither the Company nor any of the Company Subsidiaries has entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability in a jurisdiction outside the United States with respect to which there is a significant risk of challenge of such transaction by a Governmental Authority in a jurisdiction outside the United States.

3.11 Litigation and Governmental Orders. Except as set forth on Schedule 3.11, as of the Agreement Date, (i) there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, any of the assets or properties of the Company or any Company Subsidiary, or any of the directors and officers of the Company or any Company Subsidiary in their capacity as directors or officers of the Company or any Company Subsidiary and (ii) the Company, each Company Subsidiary and their respective assets and properties are not subject to any material Governmental Order relating specifically to the Company, any Company Subsidiary or any of their respective assets or properties. The Actions listed on Schedule 3.11 are not material to the financial condition of the Company or any Company Subsidiary.

3.12 Compliance with Laws.

(a) To the Knowledge of the Company, (i) the Company and each Company Subsidiary has conducted the Business in material compliance with applicable Laws and

Governmental Orders, and (ii) neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority to the effect that the Company or any Company Subsidiary or any property of the foregoing is not in material compliance with any applicable Laws or Governmental Orders.

(b) None of the Company, the Company Subsidiaries nor, to the Company’s Knowledge, any director, officer, manager, agent or employee of the Company or any of the Company Subsidiaries has, for or on behalf of the Company or any of the Company Subsidiaries, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.13 Permits. Set forth on Schedule 3.13 is a list of all material Permits of the Company and Company Subsidiaries as of the Agreement Date. The Company and the Company Subsidiaries have all material Permits required to permit the Company and the Company Subsidiaries to conduct their respective parts of the Business. As of the Agreement Date, all of the material Permits held by or issued to the Company and the Company Subsidiaries are in full force and effect, and the Company or the respective Company Subsidiary that is a party thereto is in compliance in all material respects with all such material Permits held by or issued to it.

3.14 Tangible Property.

(a) Schedule 3.14(a) sets forth the address and use of each parcel of owned land, buildings or other real property owned by the Company or any Company Subsidiary (the “Owned Real Property”) as of the Agreement Date. The Company or one of its Company Subsidiaries has insurable fee simple title in the Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. Except as set forth on Schedule 3.14(a):

(i) neither the Company nor the Company Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Schedule 3.14(b) sets forth the address of all leasehold or subleasehold estates and other rights to use or occupy any land, buildings or other real property (the “Leased Real Property”), and a true and complete list of all Leases for each such Leased Real Property, each as of the Agreement Date. Each Lease is legal, valid and in full force and effect and is free and clear of Encumbrances, except Permitted Encumbrances. Except as set forth on Schedule 3.14(b) and except for such exceptions which would not be material:

(i) none of the Company, the Company Subsidiaries or, to the Knowledge of the Company, any other party to any Lease is in material breach or default under such Lease; and

(ii) neither the Company nor any of the Company Subsidiaries has subleased, assigned, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c) The Owned Real Property identified in Schedule 3.14(a) and the Leased Real Property identified in Schedule 3.14(b) (collectively, the “Real Property”) comprise all of the real property used or intended to be used in, or otherwise useful or related to, the Business, and neither the Company nor any of the Company Subsidiaries is a party to any Contract or option to purchase, sell or otherwise convey any real property or interest therein.

(d) There are no pending, or to the Knowledge of the Company, threatened, condemnation or similar proceedings against the Company or any Company Subsidiary or otherwise relating to any of the Real Property and neither the Company nor any Company Subsidiary has received any written notice of the same.

(e) The Company and the Company Subsidiaries have good and marketable title, valid and subsisting leasehold interests in, or valid licenses for, as applicable, all of the material tangible personal assets and properties used or leased for use by the Company or any Company Subsidiary in connection with the conduct of the Business, free and clear of all Encumbrances, other than Permitted Encumbrances. The material tangible personal assets are in good condition and repair, except for normal wear and tear.

(f) Except as set forth on Schedule 3.14(b), none of the Real Property is subject to any covenants, easements, rights of way, licenses, grants, building or use restrictions, exceptions, encroachments, Encumbrances, reservations or other impediments, except Permitted Encumbrances (“Covenants”), that materially adversely affect the value thereof, or that materially interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business. The Company and the Company Subsidiaries own or have the right to use and access all of the Real Property for the conduct of the Business as currently conducted, except where the failure of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Real Property is used and operated (i) in conformity with all applicable leases, (ii) in conformity with all applicable permits and Laws and (iii) in conformity with all covenants, easements, rights of way, licenses, grants, building or use restrictions, exceptions, encroachments, Encumbrances, reservations or other impediments, except where the failure to so conform would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Real Property is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is currently used, except where the failure to be in such condition would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.15 Intellectual Property.

(a) Set forth on Schedule 3.15(a) are all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) material trade names and mastheads, (iv) all copyrights and mask work registrations and applications for registration thereof, and (v) material internet domain name registrations and applications therefor, in each case that are owned by the Company or any Company Subsidiaries, themselves or through a newspaper wholly owned by the Company or a Company Subsidiary.

(b) Except as would not result in a Material Adverse Effect, (i) the Company or the Company Subsidiaries own all right, title and interest in and to, free and clear of all Encumbrances except for Permitted Encumbrances, or, otherwise have the right to use, the Intellectual Property that is owned or used in the Business as currently conducted, (ii) the registered Intellectual Property owned by the Company or the Company Subsidiaries is subsisting, has not been expired or abandoned, and the Company or a Company Subsidiary (themselves or through a newspaper wholly owned by the Company or a Company Subsidiary) is record holder of such Intellectual Property, (iii) the Intellectual Property owned or used by the Company or the Company Subsidiaries in the Business does not infringe, conflict with, misappropriate or otherwise violate any Intellectual Property or other proprietary rights of third parties, and (iv) neither the Company nor any Company Subsidiary has received any charge, complaint, demand, or notice during the past two years (or earlier, if not resolved) alleging any such infringement, conflict or misappropriation, or alleging that any of the Intellectual Property rights set forth in Section 3.15(a) are invalid or unenforceable. To the Knowledge of the Company, except as set forth in Section 3.15(b), during the past two years (or earlier, if not resolved) no third party has infringed upon or misappropriated any Intellectual Property owned by the Company or the Company Subsidiaries. The consummation of the transactions contemplated hereby will not materially alter or impair the rights of the Company and the Company Subsidiaries in the Intellectual Property owned or used by the Company or the Company Subsidiaries in the Business, except for such alternations or impairments that are not material to the normal conduct of the Business as currently conducted.

3.16 Material Contracts.

(a) Schedule 3.16 lists the following Contracts to which the Company or any Company Subsidiary is a party or may be bound (each, a “Material Contract” and, collectively, the “Material Contracts”):

(i) notes, debentures, guarantees, loans, credit or financing agreements or instruments, or other Contracts for Indebtedness, including any agreements or commitments for future loans, credit or financing, in each case in excess of $500,000, other than any of the foregoing relating to any intercompany indebtedness;

(ii) any Contract for or relating to the employment, severance or retention of any officer, employee or consultant of the Company or any Company Subsidiary or any other type of Contract with any of its officers, employees or consultants, involving individual annual payments in excess of $150,000 and which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty;

(iii) leases, rental or occupancy agreements, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to or other interest in, any tangible personal property or real property involving individual annual payments in excess of $500,000;

(iv) joint venture, partnership or limited liability company agreements involving a share of profits, losses, costs or liabilities;

(v) any license agreement or other Contract relating to Intellectual Property under which the Company or any Company Subsidiary pays or receives amounts in excess of $100,000 annually;

(vi) Contracts explicitly requiring payments after the Agreement Date in an amount in excess of $500,000;

(vii) any Contract to provide commercial printing services to third parties, including to media publishers and to commercial paper product designers, involving payments to the Company in excess of $500,000;

(viii) Contracts between the Company or a Company Subsidiary, on the one hand, and any director, officer or Affiliate of the Company or any Company Subsidiary, on the other hand (other than employment arrangements entered into in the ordinary course of business);

(ix) agreements containing covenants presently limiting, in any material respect, the ability of the Company or any Company Subsidiary to compete with any Person in any line of business or in any area or territory; and

(x) any advertising or other revenue generating contract which generated revenues in an amount in excess of $500,000 during the fiscal year ended December 31, 2004.

(b) True, correct and complete copies of each Material Contract have been made available to Parent. Each Material Contract is in full force and effect and represents a legally valid and binding obligation of the Company or the Company Subsidiary which is a party thereto. Except for such exceptions as would not be material, as of the Agreement Date, (i) each of the Company and the Company Subsidiaries (and to the Knowledge of the Company, each other party thereto) has performed all obligations required to be performed by it under each of the Material Contracts to which it is a party and (ii) neither the Company nor any Company Subsidiary (and to the Knowledge of the Company, each other party thereto) is in material breach or violation of, or default under, any of the Material Contracts to which it is a party, nor has the Company or any Company Subsidiary received any written notice that it has materially breached or violated any of the Material Contracts to which it is a party.

3.17 Employee Benefit Matters.

(a) Schedule 3.17(a) contains a true, correct and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA) and all other material employee benefit agreements, arrangements, programs, policies or payroll practices, including, without limitation, any such agreements, arrangements, programs, policies or payroll practices providing change of control benefits, retention benefits, severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, equity compensation, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries is obligated to contribute thereunder (each, a “Company Benefit Plan” and, collectively, the “Company Benefit Plans”). The Company has provided to Parent, in each case to the extent applicable, copies of (i) each Company Benefit Plan; (ii) the most recent annual report (Form 5500) filed with the Employee Benefits Security Administration with respect to each such Company Benefit Plan; (iii) each trust agreement relating to each such Company Benefit Plan; (iv) the most recent summary plan description with respect to each such Company Benefit Plan; (v) the most recent determination letter or opinion letter issued by the Internal Revenue Service with respect to each such Company Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vi) the most recent actuarial or other valuation report prepared with respect to each such Company Benefit Plan.

(b) Except as set forth on Schedule 3.17(b), none of the Company Benefit Plans is a “multiemployer plan” (as defined in Section 3(37) of ERISA) (each, a “Multiemployer Plan”). Neither the Company nor any trade or business (whether or not incorporated) which is or has been treated as a single employer with the Company in the past six years under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) has incurred any liability due to a complete or partial withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, from a Multiemployer Plan or due to the termination or reorganization of a Multiemployer Plan, except for any such liability which has been satisfied in full; and, to the Knowledge of the Company, no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any Company Subsidiary. As of the most recent valuation date for each Multiemployer Plan for which an actuarial estimate thereof is available from the Multiemployer Plan, the potential liability of the Company and the Company Subsidiaries for a complete withdrawal from such Multiemployer Plan, when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $10,000,000. Neither the Company nor any ERISA Affiliate has engaged in any transaction described in Section 4212 of ERISA that could result in material liability to the Company or any Company Subsidiary with respect to any Multiemployer Plan.

(c) None of the Company Benefit Plans is a “single-employer plan” (as defined in Section 4001(a)(15) of ERISA) that is subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate has any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA and, to the Knowledge of the Company, no events have occurred and no circumstances exist that could reasonably be expected to result in liability to the Company or any Company Subsidiary. Neither the Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA that could result in liability to the Company or any Company Subsidiary.

(d) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter (or, in the case of a prototype plan, has received an opinion letter) from the IRS that it is so qualified, and, to the Knowledge of the Company, no fact or event has occurred since the date of such letter that could materially adversely affect the qualified status of any such Company Benefit Plan. No stock or other security issued by the Company or any Company Subsidiary forms or has formed a part of the assets of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code. As of March 14, 2005, the aggregate liability of the benefit obligations accrued under all “pension plans” (as defined in Section 3(2) of ERISA that are set forth on Schedule 3.17(a)) (excluding each such plan that is intended to qualify under Section 401(a) of the Code) does not exceed $1.5 million.

(e) All material contributions (including all employer contributions and employee contributions) required to have been made under the Company Benefit Plans or by law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all material contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued by the Closing Date.

(f) There has been no material violation of ERISA or the Code with respect to the filing of applicable documents, notices or reports (including, but not limited to, annual reports filed on Form 5500) regarding the Company Benefit Plans with the Department of Labor and the Internal Revenue Service, or the furnishing of such required documents to the participants or beneficiaries of the Company Benefit Plans.

(g) To the Knowledge of the Company, (i) there are no pending material actions, claims or lawsuits which have been asserted or instituted against the Company Benefit Plans, the assets of any of the trusts under such Company Benefit Plans or the Company Benefit Plans’ sponsor or the Company Benefit Plans’ administrator, or against any fiduciary of the Company Benefit Plans with respect to such Company Benefit Plans (other than routine benefit claims) and (ii) no fact or event has occurred which could reasonably form the basis for any material actions, claims or lawsuits.

(h) The Company Benefit Plans have been maintained, in all material respects, in accordance with their express terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and, to the Knowledge of the Company, neither the Company nor any “party in interest” or “disqualified person” with respect to the Company Benefit Plans has engaged in a “prohibited transaction” (as such terms are defined in Section 4975 of the Code or Section 406 of ERISA) which could reasonably result in any material liability under ERISA or the Code or taken any actions, or failed to take any actions, which could reasonably result in any material liability under ERISA or the Code. To the Knowledge of the Company, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any of the Company Benefit Plans.

(i) The Company and each ERISA Affiliate that maintains a “group health plan” (as defined in Section 4980B of the Code) has complied in all material respects with the notice and coverage continuation requirements of Section 4980B of the Code and Section 601 of ERISA, and the regulations thereunder (“COBRA”). None of the Company Benefit Plans provide retiree health or life insurance benefits except as may be required by COBRA or any similar state law.

(j) Except as set forth on Schedule 3.17(j), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or upon the occurrence of subsequent events: (i) result in any payment (or cancellation of Indebtedness) becoming due to any employee, officer or director (whether current, former or retired) of the Company or any Company Subsidiary, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan, (iv) constitute a “change in control” or similar event under any Company Benefit Plan, or (v) provide for any payment or benefit that may not be deductible by reason of Section 280G of the Code.

3.7 Labor Matters.

(a) Except as set forth in Schedule 3.18(a), (i) neither the Company nor any Company Subsidiary is a party to any labor or collective bargaining agreement, and (ii) no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with, the National Labor Relations Board or any other labor relations tribunal or authority.

(b) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any Company Subsidiary which, if individually or collectively resolved against the Company or any Company Subsidiary, as the case may be, could result in a material liability.

(c) Except as set forth on Schedule 3.11, there are no material complaints, charges or claims against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened to be brought or filed with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Company or any Company Subsidiary of any individual.

(d) The Company and each Company Subsidiary are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar employment tax.

(e) There has been no “mass layoff” or “plant closing” (as defined by the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101, et seq.) or any similar state or local plant closing law (“WARN”) with respect to the employees of the Company and the Company Subsidiaries.

(f) The Company has delivered to Parent a true and complete list of the current employees of the Company and the Company Subsidiaries, which list identifies the name and current position of such employees, and the following compensation information for the year ended December 31, 2004: (i) annual base salary or wage rate; (ii) annual bonus; and (iii) commissions.

3.19 Environmental Matters. Except as set forth on Schedule 3.19, to the Knowledge of the Company (i) each of the Company and the Company Subsidiaries is and, has been for the last five years, in material compliance with all Environmental Laws and has obtained and is in material compliance with all permits required under applicable Environmental Laws (“Environmental Permits”); (ii) each material Environmental Permit of the Company and the Company Subsidiaries is in full force and effect, and is not subject to any pending or threatened administrative or judicial proceedings, and neither the Company nor any Company Subsidiary has received any notice that any such material Environmental Permit will not be renewed; (iii) none of the transactions contemplated by this Agreement will require the Company or the Company Subsidiaries to transfer or amend any material Environmental Permits, (iv) there is no currently existing fact, event, condition, circumstance, activity, practice, incident, action or plan which would, in the ordinary course of the operation of any of the Company’s or the Company Subsidiaries’ business or Real Property, reasonably be expected (1) to prevent the continued material compliance by the Company or any Company Subsidiary, taken as a whole, with applicable Environmental Laws, (2) result in any material liability to the Company or any Company Subsidiary, taken as a whole, or (3) cause any Company or Company Subsidiary, taken as a whole, to incur material capital expenditures; (v) neither the Company nor any Company Subsidiary has received any notice of violation of any Environmental Laws or written demand or complaint alleging liability for damages related to any Hazardous Substance, except for any such notice, demand or complaint for which no material obligation or liability remains outstanding; (vi) neither the Company nor any Company Subsidiary has received a CERCLA Section 104(e) request or has received any written notice that it may be a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable Environmental Law, other than matters for which any Company or Company Subsidiary has no further material outstanding obligations; (vii) no Hazardous Substance has been Released at, on, to or from any Real Property by the Company or any Company Subsidiary into the air or into, onto or upon the soil or groundwater for which either the Company or any Company Subsidiary would have any material liability (including claims for damage or injury to persons, property or natural resources), other than Releases for which the Company or any Company Subsidiary has no further material outstanding obligations; (viii) neither the Company nor any Company Subsidiary is a party to any contract, lease or other agreement with any Governmental Authority or any other Person pursuant to which either the Company or any Company Subsidiary has any continuing obligation to cause the remediation of any known condition resulting from the treatment, storage or Release of a Hazardous Substance, other than contracts, leases or other arrangements pursuant to which the Company or any Company Subsidiary has no further material outstanding obligations with respect to such remediation; and (ix) all environmental site assessment reports (including any Phase I or Phase II reports), investigation, remediation or compliance studies, audits, assessments or similar documents which are in the possession, custody or control of either the Company or any Company Subsidiary and relate to the environmental conditions at any Real Property or formerly owned or leased real property have been made available to Parent.

3.20 Books and Records.

(a) The books, records and accounts of the Company and each Company Subsidiary (i) have been maintained in accordance with good business practices on a basis consistent with prior years, and (ii) fairly reflect in all material respects the transactions related to the assets and properties of the Company or such Company Subsidiary.

(b) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (x) to permit preparation of financial statements in accordance with GAAP or any other criteria applicable to such statements and (y) to maintain accountability for assets; and (iii) the amount recorded for assets on the Company’s books and records is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.21 Insurance. The Company and the Company Subsidiaries maintain policies of insurance and bonds of the type and in amounts set forth on Schedule 3.21, including all legally required workers’ compensation insurance, casualty, fire and general liability insurance, all of which have been provided to Parent. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Company or its Company Subsidiary, as applicable, is otherwise in material compliance with the terms of such policies and bonds. Such policies or bonds are in full force and effect and, to the Knowledge of the Company, no notice of cancellation, termination or non-renewal has been received by the Company or any Company Subsidiary with respect thereto.

3.22 Significant Suppliers. The Company has no outstanding material disputes with any provider of goods, supplies (including providers of newsprint), information, content or services or other suppliers who, in the 12 months ended December 31, 2004 was one of the ten largest suppliers for the Company, based on amounts paid by the Company during such period (each, a “Significant Supplier”). Set forth on Schedule 3.22 are the names of each Significant Supplier and the expenses attributable to each such Significant Supplier during the 12 months ended December 31, 2004. To the Company’s Knowledge, neither the Company nor any Company Subsidiary has received any written information from any Significant Supplier that such supplier will not continue as a supplier of the Company (or the Surviving Corporation) or any Company Subsidiary, as the case may be, after the Closing or that such supplier intends to terminate existing Contracts or undertakings with the Company or any Company Subsidiary, as the case may be.

3.23 Brokers. Except with respect to those certain engagement letters between (i) the Company and Bear, Stearns & Co. Inc., dated as of July 14, 2004, and (ii) Dirks, Van Essen & Murray, dated as of July 14, 2004, true, correct and complete copies of which have been made available to Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of the Company or any Company Subsidiary.

3.24 Capital Restructuring. Prior to or contemporaneously with the Closing, the Company or any Company Subsidiary shall pay all fees and expenses paid or payable by the Company or any Company Subsidiary to third parties (including all fees and disbursements of counsel, financial advisors and accountants) in connection with the negotiation, preparation and consummation of the capital restructuring described in the Company’s Current Report on Form 8-K dated March 1, 2005.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1 Authority. Each of Parent and Merger Sub has all requisite limited liability company power and authority to enter into this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Related Agreements. The execution and delivery of this Agreement and the Related Agreements by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder and thereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement and the Related Agreements, have been duly authorized by the Board of Directors and/or member(s) of each of Parent and Merger Sub and no other limited liability company or other action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement and the Related Agreements by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder and thereunder or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement and the Related Agreements. This Agreement and each Related Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties to this Agreement and each Related Agreement, this Agreement and each Related Agreement constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.2 Organization. Each of Parent and Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business in all material respects as currently conducted. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of either Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement. Parent has made available to the Company true and complete copies of the Charter Documents, each as amended and in effect as of the Agreement Date, of Parent and Merger Sub, each as amended to date. Parent does not have any Subsidiaries or own any capital stock or other ownership interest, whether direct or indirect, in any Person other than Merger Sub.

4.3 Conflicts. Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 4.4 have been obtained or made, the execution and delivery of this Agreement and the Related Agreements by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement and the Related Agreements, will not (i) conflict with or result in a violation of the Charter Documents of Parent or Merger Sub; (ii) conflict with or result in a violation of any Governmental Order or Law applicable to Parent or Merger Sub or their respective assets or properties or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party, or by which any of the assets or properties of Parent or Merger Sub is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 4.3, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement and the Related Agreements or consummate the transactions contemplated by this Agreement and the Related Agreements.

4.4 Consents, Approvals, Etc. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder, or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, except (i) the filing of the Certificate of Merger pursuant to the DGCL; (ii) applicable requirements, if any, under the DGCL, the HSR Act and other federal or state securities or “blue sky” Laws and (iii) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

4.5 Litigation and Governmental Orders. As of the Agreement Date, (i) there are no material Actions pending against Parent or Merger Sub, or any of the assets or properties of Parent or Merger Sub, or any of the directors or officers of Parent or Merger Sub in their capacity as directors or officers of Parent or Merger Sub, that would have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement and (ii) Parent and Merger Sub and their respective assets and properties are not subject to any material Governmental Order that would prevent either Parent or Merger Sub from performing its respective obligations under this Agreement or consummating the transactions contemplated by this Agreement.

4.6 Financing. Parent has delivered to the Company (i) signed counterpart(s) of the commitment letter of Bear, Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc., pursuant to which Bear Stearns Corporate Lending Inc. has agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided up to an aggregate of $310,000,000 of debt financing in connection with the transactions contemplated hereby and up to $25,000,000 of revolving credit availability (the “Bank Commitment Letter”) and (ii) the signed commitment letter of Fortress Investment Fund III LP pursuant to which Fortress Investment Fund III LP and its affiliates have agreed, subject to the terms and conditions set forth therein, to make or cause to be made an equity investment in Parent of an amount (the “Equity Commitment Letter” and, together with the Bank Commitment Letter, the “Financing Commitments”) of at least $220,000,000, as provided in the Equity Commitment Letter. The Financing Commitments have not been amended and are in full force and effect as of the Agreement Date. The funds in the amounts set forth in the Financing Commitments would be sufficient to enable Parent and Merger Sub to pay the consideration specified in Article 2, to make all other necessary payments by them in connection with the Merger and the other transactions contemplated by this Agreement, and to pay all of the related fees and expenses, in each case as contemplated by the Financing Commitments.

4.7 Due Diligence Investigation. Without limitation to the rights of Parent and Merger Sub set forth in Sections 6.2 and 7.1, Parent hereby acknowledges that it has had an opportunity to discuss the business, management, operations and finances of the Company with the Company’s officers, directors, employees, agents, representatives and Affiliates, and has had an opportunity to inspect the facilities of the Company. Parent has conducted its own independent investigation of the Company and has been furnished by the Company, or its agents or representatives, with all information, documents and other material relating to the Company, and its business, management, operations and finances, that Parent has requested. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Parent has relied solely upon the representations and warranties of the Company set forth in Article 3 and has not relied upon any other information provided by, for or on behalf of the Company, or its agents or representatives, to Parent in connection with the transactions contemplated by this Agreement.

4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

4.9 No Prior Activities. Merger Sub has not incurred, nor will it incur, any liabilities or obligations, except those incurred in connection with its formation and with the negotiation of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement, including the Merger. Except as contemplated by this Agreement, Merger Sub has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking. As of the Agreement Date, all of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated by this Agreement).

ARTICLE 5

COVENANTS OF THE PARTIES

5.1 Conduct of Business.

(a) Unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), and as except as otherwise contemplated by this Agreement, during the period commencing on the Agreement Date and terminating on the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Article 7, the Company shall, and shall cause each Company Subsidiary to, (i) conduct the Business in the ordinary course, (ii) use commercially reasonable efforts, subject to the limitations set forth in this Agreement, to keep available the services of the officers and key employees of the Company and the Company Subsidiaries and (iii) use commercially reasonable efforts consistent in all material respects with past practice and policies to maintain the assets and properties of the Company and the Company Subsidiaries in their current condition, normal wear and tear excepted, (iv) maintain the confidentiality of its material confidential or proprietary information, including any advertiser, customer, user or subscriber lists, to the extent so maintained in the ordinary course of business consistent in all material respects with past practice and (v) file, when due or required, all material Tax Returns and pay when due all material Taxes lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted.

(b) Except as otherwise contemplated by this Agreement or as set forth on Schedule 5.1(b), during the period commencing on the Agreement Date and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Article 7, the Company shall not, and shall cause the Company Subsidiaries not to, do or cause to be done any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(i) amend in any respect the Charter Documents of the Company or any Company Subsidiary;

(ii) (A) declare, set aside or pay any dividend or distribution or other capital return in respect of any shares of Company Capital Stock (other than pay-in-kind (“PIK”) dividends of the Company Preferred Stock on any scheduled dividend payment date as of the Agreement Date), or set aside or pay any interest or other distribution in respect of the Senior Debentures (other than PIK interest on any scheduled interest payment date as of the Agreement Date), or (B) redeem, purchase or acquire any shares of Company Capital Stock, Company Options or Senior Debentures;

(iii) sell, assign, transfer, lease or otherwise dispose of, or agree to sell, assign, transfer, lease or otherwise dispose of, any Real Property or material personal property of the Company or any Company Subsidiary, except in the ordinary course of business and transactions among the Company and the Company Subsidiaries;

(iv) acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

(v) except in the ordinary course of business, create any Encumbrance on any assets or properties (whether tangible or intangible) of the Company or any Company Subsidiary, other than (A) Permitted Encumbrances; and (B) Encumbrances that will be released at or prior to the Closing;

(vi) materially change any method of accounting or accounting practice used by the Company or any Company Subsidiary, other than such changes required by GAAP;

(vii) issue or sell any additional shares of capital stock of or other equity interests in the Company or any Company Subsidiary, or securities convertible into or exchangeable for shares of capital stock of or other equity interests in the Company or any Company Subsidiary, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of capital stock of or other equity interests in the Company or any Company Subsidiary, except pursuant to the exercise of Company Options outstanding on the Agreement Date;

(viii) enter into or amend any employment, retention, severance or similar agreement with any officers, directors, managers, employees or agents, or amend any Company Benefit Plan to provide any increase in benefits thereunder or adopt any new employee benefit plan;

(ix) increase or materially change the compensation payable or to become payable to any of its officers, directors, managers, employees or agents, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including awards, option grants or appreciation rights) made to or with any of such officers, directors, managers, employees or agents, other than customary salary increases in the ordinary course of business consistent with past practice or to the extent that the Company or any Company Subsidiary is contractually obligated to do so or required to do so by applicable Law;

(x) except under the Credit Facility in the ordinary course of business or pursuant to the terms of the Senior Debentures, incur any Indebtedness in excess of $500,000 in the aggregate;

(xi) take any action which would materially interfere with the consummation of the transactions contemplated by this Agreement or materially delay the consummation of such transactions;

(xii) except as contemplated by this Agreement or as may be permitted by Section 5.1(b)(viii), enter into or amend any agreement with any director, officer or Affiliate of the Company or any Company Subsidiary;

(xiii) make, change or revoke any material Tax election or any material method of Tax accounting or settle or compromise any material Tax liability of the Company or any of the Company Subsidiaries;

(xiv) file any material amended Tax Return (for the avoidance of doubt, which shall include the 2003 federal income Tax return described in Schedule 3.10(a)), or enter into any closing or other agreement or settlement with respect to material Taxes affecting or relating to the Company or any of the Company Subsidiaries;

(xv) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(xvi) make any material change to the Company’s operations or policies with respect to cash management, including without limitation with respect to the timing of collections or payments, except for changes in the ordinary course of business consistent with past practice; or

(xvii) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 5.1(b).

5.2 Conduct of Parent and Merger Sub Prior to the Effective Time. During the period commencing on the Agreement Date and terminating on the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Article 7, neither Parent nor Merger Sub shall take, or cause to be taken, any action which would materially interfere with the consummation of the transactions contemplated by this Agreement or materially delay the consummation of such transactions.

5.3 Efforts; Consents; Regulatory and Other Authorizations.

(a) Each party to this Agreement shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement; (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement and (iv) fulfill all conditions to such party’s obligations under this Agreement. Each party to this Agreement shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings.

(b) Subject to Section 5.3(c), between the Agreement Date and the Closing Date, the Company shall use its commercially reasonable efforts to provide any notices to, or secure any consents from, third parties with respect to (i) the Contract listed on Schedule 3.6 (No. 2) and (ii) upon written request from Parent, any other Contract of the Company or any Company Subsidiary; provided, however, that the Company shall have no obligation to use its commercially reasonable efforts if Parent provides a new request in accordance with clause (ii) within five Business days of the Closing Date.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining any consents from third parties, no party to this Agreement shall be required to make payments, commence litigation or agree to modifications of the terms and conditions of any agreements with third parties; provided, however, that the Company shall use its commercially reasonable efforts to get the respective third parties to agree to modify the terms and conditions of Contracts of the Company or any Company Subsidiary, with such changes to be effective no earlier than the Effective Time, if reasonably requested by Parent. The parties to this Agreement shall not take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

5.4 Financing.

(a) In furtherance and not in limitation of the terms of Section 5.3(a), as promptly as practicable following the execution and delivery of this Agreement, Parent shall use its commercially reasonable best efforts to obtain the financings specified in the Financing Commitments. Parent shall not amend, modify, or terminate, or waive any conditions with respect to, the Financing Commitments, in each case, in a manner which could impair the ability of Parent to consummate the transactions contemplated by this Agreement, without the prior written consent of the Company. If financings in the amounts set forth in the Bank Commitment Letter, or any portion thereof, become unavailable to Parent on the terms and conditions set forth therein, then Parent shall use its commercially reasonable best efforts to obtain substitute financing on terms and conditions reasonably satisfactory to Parent (“Substitute Financing”). If Substitute Financing is required, such financing will not contain any funding condition or any other conditions precedent whatsoever relating to the payments set forth in Article II with respect to the Senior Debentures and Company Options, except only that no Event of Default (as defined in such bank facility) relating to insolvency or bankruptcy shall then exist or be continuing with respect to the Company. Parent shall, and shall cause its Affiliates to, comply with the covenants, agreements and obligations set forth in the Bank Commitment Letter, to the extent such compliance is necessary to obtain the debt financing required to complete the Transaction.

(b) In furtherance and not in limitation of the terms of Section 5.4(a), in order to assist with obtaining the financing specified in the Bank Commitment Letter or any Substitute Financing, prior to the Closing, the Company shall, and shall cause each Company Subsidiary to (i) provide such information, assistance and cooperation as Parent, its Affiliates and the other parties to the Bank Commitment Letter may reasonably request in connection with the financing transactions contemplated thereby, including, without limitation, assisting with the preparation of information packages, offering memoranda, prospectuses and other offering materials (the “Offering Materials”), (b) use commercial reasonable best efforts to cause the officers of the Company or any Company Subsidiary to execute any reasonably necessary officers’ certificates or management representation letters to the Company’s or such Company Subsidiary’s accountants to issue unqualified reports with respect to the financial statements to be included in any Offering Materials, (c) upon reasonable prior notice, use commercially reasonable best efforts to make senior management and other representatives of the Company and the Company Subsidiaries available to participate in (i) meetings with investors and rating agencies and (ii) the preparation of any Offering Materials or other materials in connection with such meetings and (d) request from the present and former independent accountants of the Company and the Company Subsidiaries that they (i) cooperate with and assist Parent and the other parties to the Bank Commitment Letter in preparing the Offering Materials, including audited, unaudited, and pro forma financial statements of the Company and the Company Subsidiaries, (ii) participate in drafting sessions related to the preparation of the Offering Materials, (iii) make work papers reasonably available to Parent and the other parties to the Bank Commitment Letter and their respective representatives (subject to Parent and such other parties entering into any agreements reasonably required or requested by the accountants in connection with the provision of such work papers), (iv) deliver “comfort-letters” in customary form in connection with any offering or financing and (v) deliver consents to the inclusion of financial statements required in connection with any offering or financing; provided, however, that (A) Parent shall be solely responsible for all costs and expenses incurred by the Company and the Company Subsidiaries in regard to such cooperation of the Company and the Company Subsidiaries under this Section 5.5(b), (B) all Offering Materials used prior to the Closing Date shall include disclaimers that none of the Company or the Company Subsidiaries are responsible for any of the contents therein and (C) Parent shall (1) provide copies to the Company of Offering Materials used prior to the Closing Date and (2) to the extent reasonably practicable, shall allow the Company an opportunity to comment thereon.

5.5 Further Action. Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments, affidavits (including those customarily delivered to a title insurance company) and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including but not limited to the conditions precedent set forth in Article 6, as applicable.

5.6 No Other Negotiations. During the period commencing on the Agreement Date and terminating on the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Article 7, (A) the Company will not, and will cause its officers, directors, Affiliates, representatives and agents not to, (i) directly or indirectly, solicit, initiate or knowingly encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, any Person (other than Parent) relating to any transaction involving the sale of any substantial portion of the Business or any substantial portion of the Company’s assets (other than in the ordinary course of business), or any Company Capital Stock, or any merger, consolidation, business combination or similar transaction involving the Company (collectively, a “Competing Transaction”) or (ii) enter into any agreement, arrangement or understanding with respect to a Competing Transaction, and (B) the Company shall promptly communicate to Parent any inquiries or communications concerning any Competing Transaction which the Company receives. Without limiting the foregoing, during the period commencing on the Agreement Date and terminating on the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Article 7, the Company shall, and shall cause its officers, directors, Affiliates, representatives and agents to immediately cease all existing activities, discussions and negotiations with any parties conducted prior to the Agreement Date with respect to any inquiries or proposals relating to a Competing Transaction.

5.7 Access to Information; Confidentiality Agreement.

(a) Subject to the terms of the Confidentiality Agreement, during the period commencing on the Agreement Date and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Article 7, upon reasonable notice and during normal business hours, the Company shall, and shall cause the officers, employees, auditors and agents of the Company and each Company Subsidiary to (i) afford the officers, employees and authorized agents and representatives of Parent reasonable access to the officers, employees, offices, properties, and books and records (including, but not limited to, Tax Returns and work papers of and correspondence with the Company’s independent auditors; provided that the foregoing is subject to Parent, Merger Sub and such other parties entering into any agreements reasonably required or requested by the accountants in connection with the provision of such work papers and correspondence), of the Company and the Company Subsidiaries and (ii) furnish to the officers, employees and authorized agents and representatives of Parent such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Company and the Company Subsidiaries as Parent may from time to time reasonably request in order to assist Parent in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated by this Agreement; provided, however, that Parent shall not unreasonably interfere with any of the businesses or operations of the Company or any Company Subsidiary.

(b) The parties to this Agreement hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated into this Agreement by reference and shall continue in full force and effect until the Effective Time, such that the information obtained by any party to this Agreement, or its officers, employees, agents or representatives, during any investigation conducted pursuant to this Section 5.7, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or otherwise, shall be governed by the terms of the Confidentiality Agreement.

5.8 Termination of Investor Agreements. The Company shall cause the Investor Agreements to be terminated, effective as of the Closing.

5.9 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time and for a period of six years following the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) indemnify and hold harmless each present and former director and officer of the Company and each present and former director and officer of each Company Subsidiary (collectively, the “Company Indemnified Parties”), against any Losses incurred or suffered by any of the Company Indemnified Parties in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any Company Subsidiary would have been permitted under applicable Law and under the Charter Documents of the Company and the Company Subsidiaries, in each case as in effect on the Agreement Date, to indemnify such Company Indemnified Parties and (ii) advance expenses as incurred by any Company Indemnified Party in connection with any matters for which such Company Indemnified Party is entitled to indemnification from Parent pursuant to this Section 5.9 to the fullest extent permitted under applicable Law or, if greater, under the Charter Documents of the Company and the Company Subsidiaries.

(b) From and after the Effective Time and for a period of six years following the Effective Time, Parent shall maintain, or shall cause the Surviving Corporation for itself and the Company Subsidiaries to maintain, in effect a directors’ and officers’ liability insurance policy and a fiduciary liability insurance policy covering those persons who are currently covered by such respective policies (copies of which have been heretofore delivered by the Company to Parent and its agents and representatives) with coverage in amount and scope at least as favorable as the Company’s existing coverage; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in the aggregate in excess of 175% of the annual premium currently paid by the Company for such coverage, and if such premium would at any time exceed 175% of such amount, then Parent or the Surviving Corporation shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 175% of such amount; and provided further, that this Section 5.9(b) shall be deemed to have been satisfied if a prepaid policy or policies (i.e., “tail coverage”) have been obtained by the Company which policy or policies provide such directors and officers with the coverage described in this Section 5.9(b) for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement.

(c) The terms and provisions of this Section 5.9 are intended to be in addition to the rights otherwise available to the Company Indemnified Parties by applicable Law, Charter Document or agreement, and shall operate for the benefit of, and shall be enforceable by, the Company Indemnified Parties and their respective heirs and representatives.

5.10 Employee Benefit Matters.

(a) For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement (other than a defined benefit plan) of Parent, the Surviving Corporation or any of their respective Subsidiaries, Company Employees as of the Effective Time shall receive service credit for service with the Company and the Company Subsidiaries to the same extent such service credit was granted under the Company Benefit Plans, subject to offsets for previously accrued benefits and no duplication of benefits. Parent and the Surviving Corporation shall (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Company Employees immediately prior to the Effective Time and (ii) provide each Company Employee with equitable credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans (other than a Company Benefit Plan) that such employees are eligible to participate in after the Effective Time.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation to assume and honor in accordance with their terms all employment, severance and termination plans and agreements (including change in control provisions) of employees or independent contractors of the Company and the Company Subsidiaries.

(c) For a period of not less than one year after the Closing Date, Parent shall cause the Surviving Corporation to maintain compensation and benefits provided for in the Company Benefit Plans set forth on Schedule 3.17(a) (including, without limitation, group health, life, disability, bonus, and severance plans, but excluding the benefits under the Company Stock Option Plan which shall be terminated as of the Effective Time) that are not less favorable, in the aggregate, to the employees of the Surviving Corporation as of the Effective Time and their dependents and beneficiaries, as appropriate, as the Company provided to its employees immediately prior to the Effective Time; provided, however, that the compensation and benefits of any such employee who is subject to a collective bargaining agreement shall be governed by such collective bargaining agreement.

(d) On or prior to the Closing Date, the Company shall (i) cause the loans to its employees set forth on Schedule 5.10(d) (the “Management Loans”) to be forgiven, including the aggregate principal amount and any accrued but unpaid interest, and (ii) deliver a notice to Parent evidencing such loan forgiveness. Within the time periods required by applicable Law, the Company shall (x) withhold, collect, remit or deposit all Taxes required to be withheld, collected, remitted or deposited as the case may be and (y) comply with all Tax withholding information and reporting requirements of the Code, in each case with respect to such loan forgiveness. Notwithstanding any of the foregoing, unless prior stockholder approval is obtained pursuant to Section 280G(b)(5)(B) of the Code and the applicable Treasury regulations issued thereunder, no loans to Kenneth L. Serota will be forgiven.

5.11 Code Section 338 Election. Parent or any Affiliate may make, in its sole discretion, any election under Code Section 338 with respect to the acquisition of Company Capital Stock pursuant to this Agreement.

5.12 Transfer Taxes. All transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be borne by Parent to the extent such amounts are less than or equal to $25,000 in aggregate; any Transfer Taxes in excess of $25,000 in shall be deemed Transaction Expenses of the Company. The parties to this Agreement shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, applications or other documents regarding any such Transfer Taxes. No later than three Business Days prior to the Closing Date, the Company shall provide to Parent the amount of such Transfer Taxes.

5.13 Intellectual Property. Within 15 Business Days following the Agreement Date, the Company agrees to use its reasonable best efforts to provide Parent with a list of commercially available, off-the-shelf software subject to shrink-wrap or click wrap or other similar licenses used by the Company or any Company Subsidiary in the Business that may require a third-party consent upon the consummation of the Merger.

5.14 Stockholder Approval. Within one Business Day of the Agreement Date, the Company shall mail or deliver a unanimous written consent to the stockholders of the Company pursuant to which such stockholders may adopt and approve the Merger and Merger Agreement.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, as of the Effective Time (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct, on and as of such earlier date), disregarding for these purposes, the phrases “material,” “materially,” “in all material respects,” “material adverse effect” and any similar phrase, except for such failures to be true and correct which, in the aggregate, would not reasonably be expected to result in a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated hereby, and (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Parent and Merger Sub at or prior to the Effective Time shall have been performed or complied with in all material respects (or with respect to any covenant or agreement qualified by materiality or material adverse effect, in all respects as so qualified).

(b) Secretary’s Certificate. The Company shall have received a certificate dated as of the Closing Date executed by the Secretaries of Parent and Merger Sub certifying (i) as to the matters set forth in Section 6.1(a), (ii) the Charter Documents of Parent and Merger Sub; (iii) resolutions duly adopted by the Boards of Directors and/or member(s) of Parent and Merger Sub approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions have not been amended and remain in full force and effect; and (iv) as to the incumbency of each signatory of such Person to this Agreement.

(c) No Governmental Order. No Governmental Authority shall have issued any Governmental Order which is in effect that makes the Merger or any other transactions contemplated by this Agreement illegal or otherwise restrains or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement.

(d) Stockholder Approval. The stockholders of the Company shall have approved the Merger in accordance with the DGCL.

6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Parent, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (I) (i) the representations and warranties of the Company set forth in this Agreement, other than the Selected Representations and Warranties, shall be true and correct, as of the Effective Time (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct, on and as of such earlier date), disregarding for these purposes, the phrases “material,” “materially,” “in all material respects,” “Material Adverse Effect” and any similar phrase, except for such failures to be true and correct which, in the aggregate, do not constitute a Material Adverse Effect, and (ii) each of the Selected Representations and Warranties shall be true and correct in all material respects, as of the Effective Time (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct, on and as of such earlier date), disregarding for these purposes, the phrases “material,” “materially,” “in all material respects,” “Material Adverse Effect” and any similar phrase, and (II) the covenants and agreements set forth in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects (or with respect to any covenant or agreement qualified by materiality or Material Adverse Effect, in all respects as so qualified).

(b) Secretary’s Certificate. Parent shall have received a certificate dated as of the Closing Date executed by the Secretary of the Company certifying (i) as to the matters set forth in Section 6.2(a), (ii) the Charter Documents of the Company; (iii) resolutions duly adopted by the Board of Directors of the Company approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions have not been amended and remain in full force and effect; and (iv) as to the incumbency of each signatory of such Person to this Agreement.

(c) No Governmental Order. No Governmental Authority shall have issued any Governmental Order which makes the Merger or any other transactions contemplated by this Agreement illegal or otherwise restrains or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement.

(d) Resignations of Directors and Officers. The persons holding the positions of a director or executive officer (or comparable position) of the Company, in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time, other than those persons specified by Parent in writing to the Company (such notice to be received by the Company at least five Business Days prior to the Closing Date), and copies of such resignations shall have been delivered to Parent as of the Closing.

(e) Other Company Agreements. The Investor Agreements shall have been terminated and be of no further force or effect, and the Company shall have delivered, or cause to be delivered, to Parent evidence of such termination.

(f) Financing. Parent shall have received the financings contemplated by the Financing Commitments (or by any Substitute Financing, if applicable).

(g) Foreign Investment in Real Property Tax Act. Parent shall have received duly executed and acknowledged affidavits of either (i) the Company, in form substantially identical to those attached hereto as Exhibit B in accordance with Treasury Regulation Sections 1.1445-2(c)(3), 1.897-2(g) and 1.897-2(h), certifying that each “interest” in the Company (as described in Treasury Regulation Section 1.897-2(g)(1)(i)) is not a “United States real property interest” within the meaning of Section 897(c) of the Code, or (ii) each holder of Company Shares certifying that such holder is not a foreign person as described in Treasury Regulation Section 1.1445-2(b)(2), substantially in the form set forth on Exhibit C.

(h) Material Adverse Change. Between the Agreement Date and the Closing Date, no Material Adverse Change shall have occurred.

(i) Stockholder Approval. The stockholders of the Company shall have approved the Merger in accordance with the DGCL.

ARTICLE 7

TERMINATION OF AGREEMENT

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time in writing:

(a) by the mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the Merger, and such Governmental Order shall have become final and unappealable; provided, however, that the terms of this Section 7.1(b) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger; and

(c) by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if the Merger shall not have been consummated on or before August 8, 2005, unless the failure to consummate the Merger on or prior to such date is the result of any action or inaction under this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 7.1(c).

7.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 7.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any intentional, material breach of any agreement or covenant hereunder; and provided further, that notwithstanding the foregoing, the terms of Section 5.7(b), this Section 7.2 and Article 8 shall survive any termination of this Agreement, whether in accordance with Section 7.1 or otherwise. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made.

ARTICLE 8

MISCELLANEOUS

8.1 No Survival of Representations, Warranties and Covenants. None of the representations, warranties and covenants or other agreements set forth in this Agreement, or in any certificate or similar instrument delivered pursuant to this Agreement, shall survive the Closing, except for the covenants and other agreements set forth in Article 2, Sections 5.7(b), 5.9, 5.10, 5.11 and 5.12, and this Article 8 and any other agreement which contemplates performance after the Merger.

8.2 Expenses. Except as otherwise expressly provided in this Agreement, all Transaction Expenses shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred. The Company hereby covenants and agrees that the Company shall (i) cause all of the Company’s Transaction Expenses which have not been paid prior to the Agreement Date to be paid or invoiced on the Closing Date and (ii) deliver to Parent on the Closing Date (A) a statement setting forth the amount of all such Transaction Expenses and (B) such releases from third parties to whom Transaction Expenses were paid or invoiced as may be reasonably requested by Parent.

8.3 Costs and Attorneys’ Fees. In the event that any Action is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party’s costs and reasonable attorneys’ fees incurred in connection with each and every such action, suit or other proceeding, including any and all appeals and petitions therefrom.

8.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier (such as DHL or FedEx), two Business Days after mailing; (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 8.4, when transmitted and receipt is confirmed and (iv) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to Parent, Merger Sub or Surviving Corporation:

Fortress Investment Fund III LP

1251 Avenue of the Americas

New York, NY 10020

Attention: Randal A. Nardone

Fax Number: (212) 798-6120

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

Attention: Thomas M. Cerabino, Esq.

Fax Number: (212) 728-8111

If to the Company:

Liberty Group Publishing, Inc.

3000 Dundee Road, Suite 202

Northbrook, IL 60062

Attention: Chief Executive Officer

Fax Number: (847) 272-6244

with copies to:

Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard

Suite 2000

Los Angeles, California 90025

Attention: Peter J. Nolan

              Jonathan A. Seiffer

Fax Number: (310) 954-0404

and

Latham & Watkins, LLP

885 Third Avenue

Suite 1000

New York, New York 10022-4834

Attention: Howard A. Sobel, Esq.

Fax Number: (212) 751-4864

8.5 Public Announcements. Unless otherwise required by applicable Law or applicable stock exchange rules and regulations, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated by this Agreement, without the prior written consent of the other parties to this Agreement. If a public statement is required to be made pursuant to applicable Law or applicable stock exchange rules and regulations, the parties shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof.

8.6 Interpretation; Rules of Construction. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. References to Articles or Sections in this Agreement, unless otherwise indicated, are references to Articles or Sections of this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation;” (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires and (iv) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular term or provision of this Agreement, unless otherwise specified.

8.7 Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the parties to this Agreement shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

8.8 Entire Agreement. This Agreement (including the Company Disclosure Schedule, the Exhibits and the Schedules to this Agreement), the ancillary documents contemplated herein and the Confidentiality Agreement constitute the entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, that Parent may assign any or all of its rights, interests and obligations hereunder to an Affiliate of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

8.10 No Third Party Beneficiaries. Except as provided in Article II and Section 5.9, this Agreement is for the sole benefit of the parties to this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.11 Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by all of the parties to this Agreement. Any failure of the parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties to this Agreement may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.11.

8.12 Equitable Remedies. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 8.12 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue. The parties to this Agreement hereby agree that irreparable damage would occur in the event any of the terms or provision of this Agreement required to be performed prior to the Effective Time are not performed in accordance with the terms of this Agreement and that, prior to the Effective Time, the parties to this Agreement shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or in equity.

8.13 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting within the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 8.4. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

8.14 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

8.15 Exclusivity of Representations and Warranties. It is the explicit intent and understanding of each of the parties to this Agreement that no party to this Agreement, nor any of their respective Affiliates, representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement (as qualified by the

Company Disclosure Schedule), and none of the parties to this Agreement is relying on any statement, representation or warranty, oral or written, express or implied, made by another party to this Agreement or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement.

8.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

LIBERTY GROUP PUBLISHING, INC.

By:	/s/ Daniel D. Lewis
Name:	Daniel D. Lewis
Title:	Chief Financial Officer

FIF III LIBERTY HOLDINGS LLC

By:	/s/ William B. Doniger
Name:	William B. Doniger
Title:	VP

FIF III LIBERTY ACQUISITION, LLC

By:	/s/ William B. Doniger
Name:	William B. Doniger
Title:	VP

FOR PURPOSES OF SECTION 2.7 ONLY:

GREEN EQUITY INVESTORS II, L.P.
By: Grand Avenue Capital Partners, L.P.,
its General Partner

By: Grand Avenue Capital Corp.,
its General Partner

By:	/s/ Jonathan Seiffer
Name:	Jonathan Seiffer
Title:	Vice President

GREEN EQUITY INVESTORS III, L.P.

By: GEI Capital III, LLC,
its General Partner

By:	/s/ Jonathan Seiffer
Name:	Jonathan Seiffer
Title:	Vice President